                                                                   Exhibit 16.01


September 27, 1996

Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Gentlemen:

We have read Item 4 in the Form 8-K dated September 24, 1996 of Occupational Health + Rehabilitation, Inc. (Commission File Number 02-21428) and are in agreement with the statements contained therein.


Very truly yours,

/s/ Arthur Andersen LLP



                                     - 5 -